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                                                                   EXHIBIT 10.10
                                                                   -------------



                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                             EKCO HOUSEWARES, INC.

                                      AND

                                 RICHARD CORBIN

                                     AS OF

                                  MAY 20, 1994


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                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 20ieth day of May, 1994, which shall be effective as of the 20ieth day of May, 1994 (hereinafter the "effective date") by and between Ekco Housewares, Inc., a Delaware corporation with a principal place of business in Franklin Park, Illinois (hereinafter "EKCO") and Richard Corbin of Wilton, Maine (hereinafter "Executive").

         WHEREAS, EKCO desires to employ Executive and Executive desires to accept such employment upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties covenant and agree as follows:

1.       EMPLOYMENT

         EKCO hereby employs Executive and Executive hereby accepts employment as an executive of EKCO and to perform such executive and managerial services as may be assigned to him by or under the authority of the Board of Directors of EKCO (the "Board of Directors"), consistent with the status of an executive employee. Executive agrees to use his best efforts, skills and abilities faithfully to promote the interests of EKCO and to perform such services as may be required of him by EKCO from time to time consistent with his status, to the reasonable satisfaction of the Board of Directors. Without limiting the generality of the foregoing, Executive agrees to serve as President of EKCO (if and so long as he is elected to that office by the Board of Directors) and to serve (without additional compensation) as a director, executive officer or executive employee of such Affiliates of EKCO as EKCO may from time to time reasonably request. Executive agrees to devote his full business time and energies to the business and affairs of EKCO and to work exclusively for EKCO (and such Affiliates) during the term of this Agreement, except as EKCO and Executive may otherwise agree in writing from time to time; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the right of Executive to: (i) make passive investments in the securities of any publicly-owned corporation in such amounts as are prescribed in Section 8.5, and (ii) make any other passive investments with respect to which Executive is not obligated or required to, and does not in fact, devote any substantial managerial efforts which interfere with Executive's fulfillment of his duties hereunder. In the event the Board of Directors shall at any time reasonably determine that Executive's attention to any investments is interfering with Executive's fulfillment of his duties hereunder, the Board of Directors shall give Executive written notice of such determination. If Executive shall not within thirty (30) days of such notice (a) have ceased the activities which were interfering with Executive's fulfillment of his duties hereunder as so determined by the Board of Directors, and (b) covenanted not to engage in such specific activities thereafter, then such failure by Executive shall be deemed "good cause" within the definition of such term as set forth in
Section 7 below and EKCO shall be entitled to terminate Executive for good cause as provided in Section 7 below.


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2.       TERM

         The term of this Agreement and Executive's employment hereunder shall commence on the effective date of this Agreement and continue until terminated as hereinafter set forth.

3.       PRINCIPAL LOCATION

         Executive presently performs the duties of his office in Franklin Park, Illinois and shall be obligated to take such trips outside of the Franklin Park or metropolitan Chicago, Illinois area as shall be reasonably necessary in connection with his duties, and EKCO will pay all reasonable costs of travel and living expenses incurred in connection therewith. Executive recognizes that his duties hereunder may require significant travel. Executive agrees to relocate to any other location in the United States of America at which EKCO or an Affiliate thereof has offices or operations, provided that Executive's job at such new location involves compensation no less than his existing compensation and comparable duties. In the event of any relocation, EKCO will pay Executive all reasonable expenses incurred by Executive in relocating to such new area.

4.       COMPENSATION

4.1 Except as otherwise provided in Sections 5 and 6 hereof, for his services hereunder Executive shall receive from EKCO the following compensation:

4.1.1 Salary ("Salary") at the annual rate of $225,000 (the "Base Salary Rate"), payable in equal installments in accordance with EKCO's pay policy and in any event not less frequently than monthly, subject to adjustment pursuant to the provisions of Section 4.2; plus such other monetary compensation by way of bonus or otherwise, if any, as may be determined from time to time by the Board of Directors in its sole discretion. For fiscal year 1994 Executive shall participate in the Management Incentive Plan ("MIP") attached hereto as Exhibit "A";

4.1.2 Such fringe benefits (including, without limitation, vacation time, EKCO life, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans), the use of a company owned automobile, all as EKCO may provide from time to time for its executive employees; and

4.1.3 Such other compensation pursuant to such executive bonus plans, restricted stock purchase plans, stock option plans or other stock plans, available to employees of EKCO from time to time, as the Board of Directors may in its sole discretion determine.

4.2 The Base Salary Rate shall be subject to increase from time to time as determined by the Board of Directors in its sole discretion pursuant to a review of Executive's performance by the Board of Directors, which review shall be conducted at such time as the Board of Directors shall determine, but in any event at least once during each twelve
         (12) months


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         of the term of this Agreement.  The Base Salary Rate as from time to time increased is referred to herein as the "Adjusted Salary Rate."

5.       REIMBURSEMENT OF EXPENSES

         EKCO shall reimburse Executive for travel, entertainment and other business expenses reasonably incurred by him in connection with the business of EKCO and its Affiliates to the extent and in a manner consistent with then company policy.

6.       TERMINATION UPON DEATH OR DISABILITY

6.1 Executive's employment by EKCO shall terminate upon the death of Executive, or if, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder.

6.2 In the event of such a termination of employment as a result of Executive's death or total and permanent disability, all compensation hereunder shall terminate and EKCO shall have no further obligations hereunder except that EKCO shall pay to Executive (or his estate) the following:

6.2.1 In the event of death, a lump-sum payment to Executive's estate, equal to the Adjusted Salary Rate in effect at the date of such termination of employment, payable no later than sixty (60) days after the date of such termination. EKCO may purchase life insurance on Executive 's life payable to his estate or other beneficiary, which life insurance coverage shall be in addition to the amount provided for pursuant to the provisions of Section 4.1.2 above (or any life insurance for which Executive pays premiums), and to the extent benefits are paid pursuant to such insurance, EKCO's commitment under this Section 6.2.1 shall be satisfied; and

6.2.2 In the event of total and permanent disability, amounts in lieu of Salary, at the Adjusted Salary Rate in effect at the date of such termination of employment, payable in the manner specified in Section 4.1.1, for a period of twelve (12) months following the date of such termination of employment at the rate of one-twelfth of such Adjusted Salary Rate per month; and

6.2.3 Such portion of Executive's Salary, as has accrued by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which were properly incurred in accordance with the provisions of Section 5 prior to termination and have not yet been paid.

6.3      Amounts to which Executive would otherwise be entitled under Section
         6.2.2 above shall be reduced by the amount of any disability insurance proceeds actually paid to or for the benefit of Executive (or his estate or legal representatives) with respect to such twelve (12) months following the date of termination under any disability policy the premiums for which have been paid by EKCO or any Affiliate.



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6.4      The determination that, by virtue of total and permanent disability,
         Executive is unable to perform his duties hereunder shall be made by a physician chosen by EKCO and reasonably satisfactory to Executive (or his legal representative). The cost of such examination shall be borne by EKCO. Without limiting the generality of the foregoing, unless otherwise agreed, Executive shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury he fails to perform such duties for a period of ninety (90) consecutive calendar days or for any periods aggregating three (3) months or more in any twelve (12) month period. For purposes of this Section 6, Executive's date of termination in the event of such total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which either such 90-day or such three-month period has expired.

7.       TERMINATION BY EXECUTIVE OR EKCO

7.1 Executive's employment may be terminated at any time by Executive by written notice of at least three (3) months to EKCO, which time period may be waived by EKCO in its discretion. If such notice is given within 180 days after a Change of Control (as defined in section 7.5 below) (a "Change in Control Notice"), then upon such termination by Executive pursuant to this Section 7.1, Executive (or his estate) shall be entitled to receive within thirty (30) days of such termination (a) a lump-sum payment equal to the Adjusted Salary Rate in effect on the date of such termination. For the purposes of this
         Section 7.1, the term "termination occurs" shall mean the effective date of termination of Executive. In addition, Executive shall immediately upon termination pursuant to this Section 7.1 have the unconditional, unencumbered and free right, title and interest in all such number of shares of stock of EKCO which were granted, sold or optioned to Executive by EKCO at any time prior to the effective date of termination and which would have vested to Executive within one year of the effective date of termination. In addition, in the event of such a termination pursuant to a Change of Control Notice, Executive shall continue to be entitled to the continuation of such medical, dental, and life insurance coverage as he shall be receiving pursuant to Section 4.1.2 as of the date of his Change of Control Notice until the earlier of (a) his full time employment by a third party or (b) one (1) year following such date of termination, but only to the extent EKCO is able to continue the applicable coverage of Executive under the terms of such EKCO policies or other policies providing coverage for Executive. Notwithstanding any other provision in this Section 7.1, in the event EKCO is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then EKCO shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such policy or (ii) to continue insurance coverage with the insurer writing EKCO's applicable EKCO policy outside of EKCO's EKCO plan. EKCO shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the EKCO or other policy


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         covering him prior to termination.  Executive shall be entitled as of the date of termination to no other compensation under this Agreement (including, without limitation, Sections 4 or 6), except as provided in Section 7.4. Any compensation payable under this Section 7.1 shall be paid notwithstanding Executive's total and permanent disability or death occurring after termination of his employment hereunder. In the event Executive dies or becomes totally and permanently disabled after the date of such notice but prior to the date of termination of his employment hereunder, the following provisions shall apply: (x) in the event Executive dies during such period after having given any notice of termination, or becomes totally and permanently disabled after having given a notice other than a Change of Control Notice, the provisions of Section 6 with respect to payment to Executive, and not those of this Section 7.1, shall apply; (y) in the event Executive becomes totally and permanently disabled after having given a Change of Control Notice, the provisions of this Section 7.1 with respect to payment to Executive shall apply, and not the provisions of Section 6.

7.2 Executive's employment may be terminated at any time by EKCO, with or without good cause (as defined below), by written notice to Executive, effective immediately unless otherwise stated in such notice.

7.2.1 In the event Executive's employment hereunder is terminated without "good cause," then Executive (or his estate) shall be entitled to a lump-sum payment payable within thirty (30) days of the date of termination equal to (a) the Adjusted Salary Rate in effect at the date of such notice, plus (b) a lump sum cash payment equal to i) the bonus paid to Executive in the fiscal period immediately preceding the fiscal period in which the termination occurs. In addition, Executive shall immediately upon termination pursuant to this Section 7.1 have the unconditional, unencumbered and free right, title and interest in all such number of shares of stock of EKCO which were granted, sold or optioned to Executive by EKCO at any time prior to the effective date of termination and which would have vested to Executive within one year of the effective date of termination. In addition, Executive shall continue to be entitled to the continuation of such medical, dental, and life insurance coverage as he shall be receiving pursuant to Section 4.1.2 as of the date of notice of termination until the earlier of (a) his full time employment by a third party or (b) one
         (1) year following such date of termination, but only to the extent EKCO is able to continue the applicable coverage of Executive under the terms of such EKCO policies or other policies providing coverage for Executive. Notwithstanding any other provision in this Section 7.2.1, in the event EKCO is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then EKCO shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such insurance policy or (ii) to continue insurance coverage with the insurer writing EKCO's applicable EKCO policy outside of EKCO's EKCO plan. EKCO shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the EKCO or other policy covering him prior to termination. Such compensation shall be


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         paid notwithstanding Executive's total and permanent disability or death subsequent to such notice, but in the event Executive (or his estate, legal representative, or beneficiaries) receives death or disability benefits pursuant to Section 6, such benefits shall constitute an offset for amounts due under this Section 7.2.1. Executive shall be entitled as of the date of termination to no other compensation under this Agreement (including, without limitation, Section 4 or 6), except as provided in Section 7.4.

7.2.2 In the event EKCO shall terminate Executive's employment for good cause, then Executive shall be entitled as of the date of termination to no compensation under this Agreement (including, without limitation, Section 4 or 6 above), except as provided in Section 7.4.

7.3 In the event of any termination pursuant to Section 7.1 or 7.2, Executive shall be paid such portion of his Salary as has accrued by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions of Section 5 prior to termination and have not yet been paid.

7.4      As used herein, a "Change of Control" shall be deemed to have occurred
         (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner, directly or indirectly, of securities of EKCO representing thirty percent (30%) or more of the combined voting power of EKCO's then outstanding securities, or (ii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of EKCO cease, for any reason, to constitute at least a majority of the Board of Directors of EKCO; or
         (iii) if a merger of, or consolidation involving, EKCO in which EKCO's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of EKCO (whether or not in connection with a sale of all or substantially all of EKCO's assets) shall be adopted and consummated, excluding in each case a transaction solely for the purpose of reincorporating EKCO in a different jurisdiction or recapitalizing EKCO's stock.

7.5 As used herein, "good cause" shall mean and be limited to a material breach of any of Executive's obligations under Section 1 or 8 hereof, or any action by Executive during the term of this Agreement involving willful malfeasance or gross negligence on the part of Executive.

7.6 EKCO, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring the life of Executive in such amounts as EKCO may deem advisable. Executive shall have no right, title, or interest in any such policies of insurance, except to the extent his estate or other persons are specifically named as beneficiaries thereof. Executive agrees to submit to any medical or other examination and to execute and deliver any


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         applications or other instrument in writing, reasonably necessary to effectuate such insurance.

7.7 In the event of termination pursuant to Section 7.1 or 7.2, the payments to be made to Executive under Section 7.1 or Section 7.2.1 shall be subject to reduction as described below.

7.7.1.           The following definitions shall apply for purposes of this
                 Section 7.7:

7.7.1.1          "Code" means the Internal Revenue Code of 1986, as amended.

7.7.1.2 "Executive Parachute Payments" means all payments to Executive, from whatever source and whether or not pursuant to this Employment Agreement, which if not reduced by this
                 Section 7.7 would be parachute payments.

7.7.1.3 "Safe Harbor Exclusions" means the smallest amount of Executive Parachute Payments under Section 7.1 or Section
                 7.2.1 the exclusion of which would cause all remaining Executive Parachute Payments no longer to be parachute payments (as a consequence of all remaining Executive Parachute Payments having aggregate present value less than three times the base amount). For purposes of determining Safe Harbor Exclusions, the last payments in time under
                 Section 7.1 or Section 7.2.1 shall be excluded first. If there is no amount of Executive Parachute Payments the exclusion of which would cause all remaining Executive Parachute Payments no longer to be parachute payments, or if there are no Executive Parachute Payments, the Safe Harbor Exclusions shall be zero.

7.7.1.4 "Associated Income Tax," with respect to an amount of taxable income, means the maximum marginal combined federal, state and local income tax rate, including under Code section 4999 or successor provisions if and only if applicable, applied to such taxable income. For purposes of this Section 7.7, Associated Income Tax will be considered payable at the time of receipt of the taxable income.

7.7.1.5          The following phrases have the meaning ascribed by Code
                 section 280G and successor provisions:

                          applicable Federal rate
                          base amount
                          parachute payment
                          present value

7.7.2. If (i) the present value of Executive Parachute Payments reduced by Associated Income Tax is less than (ii) the present value of Executive Parachute Payments other than Safe Harbor Exclusions reduced by Associated Income Tax, then the Safe Harbor Exclusions


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                 shall not be paid to Executive, notwithstanding Section 7.1 or
                 Section 7.2.1.

7.7.3. If either Executive or EKCO determines that, in accordance with Section 7.7.2, the Safe Harbor Exclusions are not payable to Executive, then the following procedure shall be followed:

7.7.3.1 The party making such determination shall give written notice (the "Exclusion Notice") to the other party not later than ten days following the termination of employment, setting forth in reasonable detail the calculations on which such determination is based and specifying the Safe Harbor Exclusions which are not payable.

7.7.3.2 In the event such Exclusion Notice is given by either party and not by the other, and if such other party disputes the substance of the Exclusion Notice, such other party shall give written notice of such dispute (the "Dispute Notice") within ten days after receipt of the Exclusion Notice, setting forth in reasonable detail the basis for such dispute. If such other party does not give a Dispute Notice within such ten days, the substance of the Exclusion Notice shall be conclusively deemed to be correct and final, and the Safe Harbor Exclusions specified therein shall not be paid to Executive.

7.7.3.3 If a Dispute Notice is given, or if Exclusion Notices are given by both parties which differ as to the Safe Harbor Exclusions identified therein, the parties shall negotiate in good faith to resolve such dispute. In the absence of resolution within 30 days after receipt of the Dispute
                 Notice or the later of the two Exclusion Notices, as the case may be, either party may by written notice given to the other party submit the matter for arbitration in accordance with
                 Section 9 except that, notwithstanding any provision of
                 Section 9 to the contrary, such arbitration shall be before a single arbitrator to be agreed upon by the parties or, in the absence of agreement as to the arbitrator within ten days after receipt of such notice of submission to arbitration, to be appointed by the American Arbitration Association or its successor.

7.7.4 Nothing contained in this Section 7.7 shall be deemed at any time to prevent or delay Executive from receiving any payment which is provided for by other provisions hereof; provided that, if Executive receives any payment which is later determined in accordance with this Section 7.7 not to be payable, the amount of such payment shall be deemed an over-advance to Executive and not compensation to him and shall be immediately repayable to EKCO with interest at the applicable Federal rate.


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8.       CONFIDENTIALITY AND NON-COMPETITION

8.1 Executive's agreements set forth in this Section 8 shall survive the expiration or termination of this Agreement and the termination of his employment with EKCO for any reason.

8.2 Executive acknowledges that irreparable injury would be caused to EKCO by his breach of any of the provisions of this Section 8, and agrees that in the event of any such breach, EKCO and any of its Affiliates, in addition to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions of this Section 8 and may apply for injunctive relief against any act which would violate any such provisions. The covenants of Executive contained in this Section 8 shall be construed as independent of all other provisions contained in this Agreement and shall be enforceable, notwithstanding the existence of any claim or cause of action of Executive against EKCO or any of its Affiliates, whether predicated on this Agreement or otherwise.

8.3 Executive recognizes that he now has knowledge of and/or may hereafter gain knowledge of, confidential information, trade secrets, confidential processes, confidential patentable or unpatentable inventions or confidential "know how", including, without limitation, techniques, formulae, designs, developments, projects, technical information and manufacturing process and distribution methods, relating to, or concerned with the business of EKCO and its Affiliates during the term of this Agreement and their respective suppliers, customers, stockholders, licensors, licensees, and other persons or entities with which EKCO or its Affiliates has, has had, or may in the future have any commercial, scientific or technical relationship, and which information has not previously been made public or thereafter made public. During the term of this Agreement and at all times following the termination of Executive's employment for any reason, Executive will not, directly or indirectly, divulge, furnish or make accessible to anyone (other than as required in the regular course of his employment by EKCO or with the consent of the Board of Directors of EKCO) such information. As used in the first sentence hereof, the phrase "made public" shall apply to information (a) within the domain of the general public; (b) generally known within the industry or industries in which EKCO or its Affiliates is involved; or (c) is independently developed by Executive without utilization of confidential information gained while in the employ of EKCO; provided that no information shall be deemed to have been made public if it is within the domain of the general public or generally known within the industry or industries in which EKCO or its Affiliates is involved by virtue of the disclosure of such information by Executive in violation of this Agreement. All documents, records, apparatus, equipment and other physical property furnished to Executive by EKCO or any Affiliate of EKCO or produced by Executive or others in connection with his services to EKCO or any such Affiliate shall be and remain the sole property of EKCO. Executive will return and deliver such property to EKCO as and when requested by EKCO. Copies of documents and records may be kept, but shall be kept completely confidential to the same


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         extent as other confidential information of EKCO.  Executive shall return and deliver all such property upon termination of his employment for any reason, and Executive will not take with him any such property or any reproduction of such property upon such termination.

8.4 Any work or research or the results thereof, made or developed by Executive, alone or in conjunction with others during the term of his employment, including but without limitation, any designs, patents, inventions, processes, know-how or formulae created, invented or conceived during the period of his employment by EKCO, whether during or out of the usual hours of work, which arise out of or are related to the business, research, or development work or field of operation of EKCO, or any of its Affiliates, shall to the extent of Executive's interest therein be the sole and exclusive property of EKCO, shall be disclosed in writing to EKCO and to no other person, unless so directed in writing by the Board of Directors, and Executive hereby assigns to EKCO all and any rights which he has or may acquire in the same. To this end, both during the period of Executive's employment and at all times thereafter, Executive agrees to execute all necessary papers, instruments and documents properly required to effect such assignment to EKCO or its nominee, to make application through EKCO's patent attorney or general counsel at the expense of EKCO, for such United States and foreign patents as may be specified from time to time by EKCO on inventions, processes, or formulae which are or become the property of EKCO hereunder, and to execute assignments upon EKCO's request, for Executive's entire interest in all such applications to EKCO or to its nominee without compensation (other than his usual compensation as an employee of EKCO) and Executive agrees to give EKCO and its patent attorney or general counsel all reasonable assistance in preparing such applications, descriptions, and illustrations of each such invention, process, or formula and in connection with proceedings relating thereto or to such other applications or patents resulting therefrom; and further agrees to execute all lawful papers considered necessary by EKCO and do all that EKCO reasonably requests in order to protect EKCO's rights in said inventions, processes, and formulae or to obtain patents thereon, including, without limitation, continuations, reissues, renewals, and extensions. It is further agreed that Executive's obligations specified hereunder shall not expire with the termination of his employment, but EKCO agrees to pay Executive a reasonable amount for any time that Executive spends in such work at EKCO's request after the termination of his employment hereunder and agrees to reimburse Executive for expenses reasonably or necessarily incurred in connection with such work.

8.5 In consideration of his continued employment by EKCO, and the other benefits accruing to him hereunder, and subject to the fulfillment by EKCO of its obligations to Executive hereunder, Executive agrees that during the term hereof and for a period of twelve months following the date of termination of Executive's employment pursuant to Section 6 or 7 (such period of employment and twelve month period being referred to in this Agreement as the "Non-Competition Period"), he will not engage or participate, directly or indirectly, within the United States of America


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         or Canada either as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business which shall be competitive with any business which is or was conducted by EKCO or any Affiliate of EKCO, while Executive was an employee of EKCO under this Agreement, unless he shall have obtained the prior written consent of the Board of Directors, and which consent shall make express reference to this Agreement. Notwithstanding any other provision in this Section 8, Executive shall be free without such consent to make investments, directly or indirectly, in the securities of any publicly-owned corporation if his ownership thereof is limited to not more than three percent (3%) of the issued and outstanding securities of any class of securities of such corporation. Executive acknowledges that his skills and experience are such that he can anticipate finding employment at an executive level in a wide variety of industries and represents and agrees that the restrictions imposed by this Section 8 on employment are necessary for the protection of the legitimate interests and competitive position of EKCO and do not impose undue hardships on Executive.

8.6 During the Non-Competition Period, Executive will not, directly or indirectly, solicit any officer, director, executive, employee or consultant of EKCO or any Affiliate of EKCO to leave such employment or terminate such position, nor will he directly or indirectly employ, hire, retain or cause to be employed, hired, or retained (other than by EKCO or, with EKCO's consent, its Affiliates), or establish a business with, any person who within one year prior to such employment, retainer or establishment was employed or retained by EKCO or its Affiliates in any of the above-mentioned capacities, provided, however, that this Section 8.6 shall not prohibit Executive directly or indirectly from employing, hiring, retaining or causing to be employed, hired, or retained, any person who the Employee establishes was dismissed by EKCO or its Affiliates without cause or who has terminated due to a Change of Control.

9.       ARBITRATION

         Except with respect to the provisions of Section 8, any dispute or disagreement arising under or relating to the provisions of this Agreement, or any breach thereof, including, without limitation, relating to Section 1 hereof or to whether a termination of Executive's employment was with "good cause", shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association or its successor (except as set forth herein), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be made by majority vote and be final and absolute. In any such arbitration, one arbitrator shall be selected by EKCO and one arbitrator shall be selected by Executive. Each party shall have thirty (30) days from the receipt by one party of a notice of the other party of submission to arbitration to choose an arbitrator. A third arbitrator shall be selected by the two so chosen within ten (10)


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         days of the selection of the most recently selected of the two arbitrators so chosen. Failing action within any of such periods by any party or the arbitrators, any unappointed arbitrator or arbitrators shall be appointed by the American Arbitration Association (or its successor) upon application of any party or arbitrator. The parties shall promptly furnish to the arbitrators such information as the arbitrators may reasonably request. The expenses of any arbitration proceeding (not including the other party's attorney's fees and expenses) shall be paid by EKCO if the Executive recovers any amount or otherwise obtains relief in such proceeding and by the Executive if the Executive initiated arbitration and there is a specific finding that the Executive's claim was frivolous. In all other circumstances, the expenses of such arbitration proceeding (not including attorney's fees and expenses) shall be divided equally. Arbitration shall take place in Chicago, Illinois, or such other place on which the parties shall agree.

10.      GENERAL

10.1 This Agreement is personal and shall in no way be subject to assignment by Executive.

10.2 This Agreement shall be binding upon and shall inure to the benefit of EKCO and its successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of EKCO and Executive, his heirs, executors, administrators, legal representatives, and permitted assigns. EKCO agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of EKCO will be informed prior to such event of the existence of this Agreement. EKCO will require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of EKCO) to assume expressly and agree to perform this Agreement. Failure of EKCO to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to such compensation and benefits in the same amount and on the same terms as he would be entitled hereunder in the event of a termination without "good cause", except that, for the purposes of implementation hereof, the date on which any such succession becomes effective shall be deemed to be the date on which Executive becomes entitled to such compensation and benefits from EKCO. As used in this Agreement, "EKCO" shall mean EKCO as hereinbefore defined and any successor as aforesaid.

10.3     The parties intend this Agreement to be enforced as written.  However,
         (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by


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
         law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, EKCO and Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases ("blue-pencilling") and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

10.4 All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

         If sent to EKCO:         EKCO Housewares, Inc.
                                  9234 West Belmont Ave.
                                  Franklin Park, Ill. 60131
                                  Attention: Secretary


         With a copy to:          EKCO Group, Inc.
                                  98 Spit Brook Road
                                  Nashua, N.H. 03062
                                  Attention: General Counsel

         If sent to Executive:

                                  Richard Corbin
                                  c/o EKCO Housewares, Inc.
                                  9234 West Belmont Avenue
                                  Franklin Park, Ill. 60131

         or such other address as either party furnishes to the other by like notice.

10.5 This Agreement constitutes the entire agreement and understanding between the parties in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between EKCO and Executive regarding Executive's employment by EKCO, written or oral.

10.6 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

10.7 No failure of EKCO or Executive to exercise any power reserved to it or him, respectively, by this Agreement, or to insist upon strict compliance by Executive or EKCO, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of EKCO's or


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
         Executive's right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair its or his right to exercise the same, nor shall such constitute a waiver by EKCO or Executive, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

10.8 As used herein, the term "Affiliate" shall be deemed to include any corporation, joint venture, or other business enterprise, whether incorporated or unincorporated, which EKCO directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with.

10.9 This is an Illinois contract and shall be construed under and be governed in all respects by the law of the State of Illinois.

10.10 No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        IN WITNESS WHEREOF, EKCO has caused this Agreement to be executed and delivered by its duly authorized officer and its corporate seal to be hereunto affixed and Executive has hereunto set his hand and seal as of the day and year first written above in duplicate originals.


                                        EKCO HOUSEWARES, INC.


                                        By/S/ ROBERT STEIN
                                        --------------------------


                                        /S/ RICHARD J. CORBIN
                                        --------------------------
                                           Executive



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